UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2011

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer Identification No.)
incorporation
or organization)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On September 12, 2011, Walter Energy, Inc. (the “Company”) announced that the Board of Directors of the Company has appointed Mr. Walter J. Scheller, III as the Chief Executive Officer and a director of the Company effective as of September 12, 2011. Mr. Scheller replaces Joseph B. Leonard, who had been serving as the interim Chief Executive Officer of the Company and who will continue to serve as a director of the Company. Mr. Scheller, 50, has served since April 1, 2011 as the President — U.S. Operations of the Company. He joined the Company in June, 2010 as president and chief operating officer of its Jim Walter Resources subsidiary. Mr. Scheller previously was an executive of Peabody Energy Corporation, most recently serving as group executive - Colorado operations and previously serving as senior vice president - strategic operations. Prior to that, he served as vice president, Northern Appalachia Gas Operations for CNX Gas Corporation and before that served in a number of executive and operational roles with Consol Energy, Inc., most recently as vice president — operations. He holds a Master’s Degree in Business Administration from the University of Pittsburgh - Joseph M. Katz Graduate School of Business, a law degree from Duquesne University and a Bachelor’s Degree in Mining Engineering from West Virginia University.

In connection with this appointment, Mr. Scheller has entered into a letter agreement (the “agreement”) with the Company dated as of September 12, 2011.  The agreement entitles Mr. Scheller to an annual base salary of $750,000, subject to such periodic adjustments as may be approved by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Compensation Committee”). Mr. Scheller also remains eligible to participate in the Company’s Executive Incentive Plan and, in this position, earn an annual target bonus of 100% of annual base salary, with an upside potential of 200% of annual base salary for top performance. Mr. Scheller’s bonus, if any, earned in respect of the 2011 fiscal year, will be determined as follows: (i) the portion of the bonus, if any, that relates to his employment with the Company from January 1, 2011 through September 11, 2011, will be calculated by reference to the annual base salary earned by him during such period and his annual target bonus percentage opportunity as in effect immediately prior to September 12, 2011, and (ii) the portion of the bonus, if any, that relates to his employment with the Company from September 12, 2011 through the last day of the 2011 fiscal year will be calculated by reference to the annual base salary earned by him during such period and his annual target bonus opportunity provided under the agreement.

Pursuant to the terms of the agreement, Mr. Scheller will remain a participant in the Company’s long-term incentive plan and will be eligible to receive annual equity grants from the Company. Mr. Scheller’s annual equity grant in respect of the 2012 fiscal year will be valued at 150% of his annual base salary, based on the Black-Scholes value at the date of grant, 50% of which will be in the form of non-qualified stock options and 50% of which will be in the form of restricted stock units. In connection with his promotion to the position of Chief Executive Officer, on or prior to October 12, 2011, Mr. Scheller’s will also receive a one-time equity grant from the Company valued at $1,000,000, based on the Black-Scholes value at the date of grant, one hundred percent (100%) of which will be in the form of non-qualified stock options. Mr. Scheller will continue to be eligible to participate in the Company’s life and health insurance benefit plans and retirement plans, take 20 business days of vacation each year and be reimbursed for reasonable out-of-pocket business expenses. Mr. Scheller will remain entitled to relocation assistance in connection with his prior move to Birmingham, Alabama, and will be entitled to relocation assistance in connection with a move to Chicago, Illinois. Mr. Scheller will receive no additional compensation in connection with his service as a director of the Company.

In the event of the termination of Mr. Scheller’s employment by the Company, other than for “cause” (as defined in the agreement) or by Mr. Scheller for “good reason” (as defined in the agreement), subject to Mr. Scheller entering into a release of claims within 21 days after the date of his separation from service from the Company and complying with the restrictive covenants described below, Mr. Scheller will be entitled to the following payments and benefits: (a) for the period commencing on the day immediately following the termination date and ending on the first anniversary of the termination date, monthly pay continuation with each monthly payment equal to one-twelfth times the sum of his annual base salary and annual target bonus in effect on the termination date; (b) for the period commencing on the first anniversary of the termination date and ending on the second anniversary of the termination date, monthly pay continuation with each monthly payment equal to one-twelfth times his annual base salary in effect on the termination date; (c) a pro rata bonus under the Company’s Executive Incentive Plan (or successor annual bonus plan) based on the portion of the year actually worked up to the time of termination and computed based on actual annual performance; and (d) continued participation in certain of the Company’s welfare benefit plans until the earliest to occur of (i) the 24 month anniversary of the termination date, (ii) the last date he is eligible to participate in the benefit under applicable law, or (iii) the date on which he becomes eligible to receive comparable benefits from a subsequent employer.

The agreement also provides that, while employed by the Company and continuing for a period of 12 months following any termination of employment, Mr. Scheller will be bound by covenants not to compete and not to solicit. The agreement also contains a covenant not to disparage the Company or disclose confidential information, as well as an assignment of property rights provision. The agreement supersedes all previous agreements between the parties, with the exception of the Executive Change-in-Control Severance Agreement dated July 21, 2010, discussed below.

The Company and Mr. Scheller entered into an Executive Change-in-Control Severance Agreement, effective July 21, 2010 (the “Change-in-Control Agreement”). Pursuant to the terms of the Change-in-Control Agreement, if there is a “change in control” of the Company (as defined in the Change-in-Control Agreement) and within a 24 month period after such change in control Mr. Scheller’s employment terminates due to an “involuntary termination” without “cause” (other than due to death or “disability”) or, a “constructive termination” (each as defined in the Change-in-Control Agreement), Mr. Scheller is entitled to receive, in addition to certain accrued amounts, (i) a lump-sum amount equal to 1.5 multiplied by the sum of the following: (A) the higher of (1) his annual base salary in effect on the date of termination, or (2) his annual base salary in effect on the date of the change in control of the Company; and (B) the average of his actual annual bonus earned in respect of the three years preceding the year in which the termination occurs; (ii) a lump-sum amount equal to one-half multiplied by the sum of the following: (A) the higher of (1) his annual base salary in effect on the date of termination, or (2) his base salary in effect on the date of the change in control of the Company; and (B) the average of his actual annual bonus earned in respect of the three years preceding the year in which the termination occurs; (iii) full vesting and lapse of all restrictions on any and all outstanding equity-based awards; (iv) payments and benefits under any annual bonus plan or long-term incentive plan in which he is a participant in accordance with the terms and conditions of such plans; (v) a pro rata bonus under the Company’s annual bonus plan earned as of the termination date based on the actual year to date performance as determined in the Compensation Committee’s discretion; (vi) continued participation in the Company’s medical insurance and life insurance plans until the earlier of the 24 month anniversary of the termination date or the date on which he becomes eligible to receive substantially similar benefits from a subsequent employer; and (vii) standard outplacement services from a nationally recognized outplacement firm of Mr. Scheller’s selection for a period of up to 24 months after the date of his separation from service from the Company, provided that the Company’s obligation will not exceed 35% of his final annual rate of base salary. The Change-in-Control Agreement also provides that, while employed by the Company and continuing for a period of 12 months following a termination of employment which gives rise to payments and benefits under the Change-in-Control Agreement, Mr. Scheller will be bound by covenants not to compete and not to solicit. The Change-in-Control Agreement also contains a covenant not to disparage the Company or disclose confidential information. Notwithstanding anything in the Change-in-Control Agreement to the contrary, if any payment or benefit received or to be received by Mr. Scheller in connection with a change in control of the Company or the termination of his employment with the Company (whether under the Change-in-Control Agreement or any other agreement) would be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that Mr. Scheller would be liable for excise taxes under Section 4999 of the Internal Revenue Code, then the cash payments provided under the Change-in-Control Agreement will first be reduced and then the non-cash payments and benefits will be reduced so that no portion of the payments and benefits under the Change-in-Control Agreement will be subject to the excise tax.  However, no payments and benefits will be reduced unless the net amount of the total payments to be received by Mr. Scheller as so reduced is greater than the excess of the net amount of the total payments without reduction over the amount of the excise tax to which Mr. Scheller would be subject in respect of the unreduced total payments.

Item 7.01                     Regulation FD Disclosure

On September 12, 2011, the Company issued a press release announcing the appointment referred to in Item 5.02 hereto.  A copy of the press release is attached hereto as Exhibit 99.1.

The information provided pursuant to this Item 7.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01                     Financial Statements and Exhibits

(d)           Exhibits

99.1         Press Release of Walter Energy, Inc. dated September 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

By: /s/ Keenan Hohol
Keenan Hohol
Vice President, Interim General Counsel and Secretary

September 13, 2011